                                                                            EXHIBIT 99.2

ANALYSTS INTERNATIONAL
Moderator:  Mike LaVelle
April 27, 2007
9:30 am CT

Good morning. My name is Jennifer and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Analysts International first quarter conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

This conference call will contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe”, “expect”, “anticipate”, “plan”, “potential”, “continue”, or similar expressions. Forward-looking statements also include the assumptions underlying any of these statements.

Such forward-looking statements include or relate to our expectations concerning quarterly and annual operating results, working capital, expected need for and uses of cash, implementation of our business plan and improvement in our gross margin and our overall performance. These forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the statements. For more information concerning the risks associated with our business and economic, business, competitive and/or regulatory factors affecting our business generally, refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for its most recent fiscal year, especially in the Management’s Discussion and Analysis section, its most recent Quarterly Report on Form 10-Q and its Current Reports on Form 8-K.

All forward-looking statements included in this conference call are based on information available to the Company on the date of the earnings conference call. The Company undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made in this transcript to reflect events or circumstances after the date of this conference call or to update reasons why actual results would differ from those anticipated in such forward-looking statements. In addition, in this call, management will review financial measures such as EBITDA that do not conform to Generally Accepted Accounting Principles.

For a reconciliation of these measures and the Generally Accepted Accounting Principles, participants are directed to the company’s press release which is posted on its website at www.analysts.com.

Thank you. I will now turn the conference over to Mike LaVelle, President and CEO of Analysts International. Please go ahead, sir.

Mike LaVelle:

Good morning and welcome to the Analysts International first quarter Conference call. Joining me this morning is Dave Steichen, our Chief Financial Officer. Before we discuss the actual results, I would like to outline for you our plans for the future.

In my year-end conference call in February, I told you I would share with you the plans and strategies that we intend to implement which are directed at restoring the company to sustainable profitability while enhancing shareholder value.

Let me begin by saying, we continue to believe that we have a sound business in a growing market that offers significant opportunities for growth. Now, what I would like to do this morning is tell you about the strategic decisions we have made that we believe will bring us back to profitability.

In November of 2006, the Board of Directors, faced with the declining performance of our business, commissioned Alliance Management, a Minneapolis-based consulting firm, to assist us in an assessment of the business. The focus of the process was to determine a course of action for the Company that would provide the greatest return to our shareholders.

We studied various scenarios and completed these assessments in February. It was determined that fixing the operational issues and returning to profitability prior to entertaining any possible merger or acquisition activities would present the greatest value to our shareholders.

Since February we have been developing the strategies and plans to re-establish Analysts International as a leading provider of information technology resources and solutions. We completed these plans, tested them against our original scenarios and believe we are on the right course for revitalizing the company and getting the best return for our shareholders.

As a framework, I’d like to outline how we see the current market, our business and the opportunities we will pursue going forward. Over the last decade commoditization and globalization have been strong change agents eroding the earnings power of traditional IT staffing companies.

Although these realities continue to influence the I.T. staffing markets, middle management companies still have a strong need for - and are seeking greater value from - their I.T. services providers. Fortunately, we are well established in this market.

Meeting customer expectations in these markets means understanding their business and delivering quality resources that empower their growth strategies.

We believe the future of the staffing business also looks strong due to continuing economic growth and an aging workforce. It is our opinion the retirement of the Baby Boomers will create a demand for intellectual capital and a supply of workers looking for flexibility.

To position Analysts International to re-claim and expand our middle market presence and continue to serve our major clients, we have organized our company to provide information technology resources and solutions in three areas:
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Staffing: Serving our large high-volume, major accounts. This line-of-business is focused on providing reasonably priced resources to volume buyers effectively and on demand. This is driven by a recruiting-centric approach.

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Custom Services: Serving middle market customers in targeted geographies. This part of the business focuses on understanding the customers’ business and providing professional resources for application development and integration, project managers, business analysts and other highly-skilled resources.

•	Technology Solutions: Providing network services, infrastructure, application integration, I.P. telephony and hardware solutions to the middle market.

To execute effectively in these businesses, we intend to focus on four key strategies:
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First - Alignment of our operations and services within selected target markets. This means we will invest primarily in developing middle market customers in targeted geographies and in building our professional resource talent pools.

•	Second - Improving our value proposition by providing services and benefits to customers which enhance their talent resources, productivity and profitability.
•	Third - Leveraging our growth off a strong base of current and past customers.
•	Finally - Positioning Analysts International as a best-in-class I.T. services provider to mid-market customers.

In order to meet these goals, we will:
•	Right size our operations, reducing operating costs by close to $4 million
•	Establish demanding performance and operational excellence standards for each line of business
•	Invest approximately $5 million primarily in building middle market presence in select geographic regions over the next two years

We are aware of the challenges ahead and obviously as with any plan there are risks of execution, but we are intent on meeting our goals by deploying skilled and experienced management and establishing stringent controls over implementation and schedules.

The projected impact on 2007 operations will be a net loss of approximately $4 million. This includes approximately $2 million of severance and consulting-related charges and $2 million of investments. We expect to return to profitability in early 2008.

Finally, we are currently interviewing potential candidates to fill the position of president and CEO. This will be a thorough process as we want to be certain that the individual is a good match for the job.

I know that many of you have follow up questions regarding my remarks and I will be pleased to answer them after Dave Steichen has reviewed the quarter’s performance.

Dave…

Dave Steichen:

Thank you, Mike.

As stated in our press release yesterday, total revenue for the first quarter was $89.1 million, up from $86.8 million in the first quarter of 2006.

From a profitability standpoint, our first quarter, which included $1.2 million dollars of severance payments and consulting fees, resulted in a net loss of $(2.0) million or $.08 per share. This compares to a net income of $.01 per share during the first quarter of 2006. For the quarter we reported an adjusted EBITDA loss of $(212,000). This compared to positive EBITDA of $1.3 million from the comparable quarter last year.

First quarter direct revenue, which excludes product and subsupplier revenue was $63 million, compared to $65.5 million for the comparable period last year.

Although our average bill rates increased slightly, in the first quarter we saw a decline in the number of billable staff deployed. Compared to the first quarter of 2006, the average number of billable staff, excluding consultants billing through us as subsuppliers and nurses billing through our medical staffing subsidiary, declined from 2,378 last year to 2,219 this year. This decline in headcount resulted from a slowdown in the number of placements made at our clients during the first quarter. Such a slowdown is typical for the first quarter of our fiscal year. We do not expect the decline in our billable headcount to continue.

Our average gross margin on direct business offerings, excluding product sales, was 20.1% during the first quarter. This compares to 21.1% in the fourth quarter of 2006. Traditionally, our first quarter margins are lower than the previous quarter. This is primarily due to the beneficial impact fourth quarter holidays and vacations have on margins associated with fixed monthly rate contracts. In the current year, the first quarter decline in margins was magnified by an increase in our accrual for benefits and lower than expected utilization in certain of our solutions businesses.

As we make progress in implementing the strategies Mike has just described, we expect gradual improvement in our gross margins for the balance of 2007.

Product revenue during the first quarter was $10.0 million, compared to $7.3 million in the comparable quarter of 2006. During the first quarter one of our technology partners changed their approach to selling in the Michigan and Wisconsin marketplace. We were well positioned with this partner, and were able to take advantage of the change to significantly increase revenue from this relationship. Also during the first quarter, by taking advantage of another partner’s incentive programs, we were able to drive higher than anticipated margin on product sales, driving our overall product margin to 13.2% during the first quarter compared to 11.8% in the comparable period last year. While we intend to continue our efforts to capitalize on our technology partnerships, results in this area will fluctuate from quarter to quarter.

First quarter subsupplier revenue was $16.1 million, compared to $14.1 million in the comparable quarter last year. During the first quarter we completed the transition of a new account in Symmetry Workforce Solutions, our vendor management subsidiary formerly referred to as the Managed Services Group. This new client accounts for the increase in subsupplier revenue.

At the end of the first quarter, excluding subsupplier consultants and nurses, total company headcount was 2,561. Billable technical headcount dropped by 107 during the first quarter. As I indicated some slowdown in the first quarter of the year is normal for our company. Billable headcount continues to represent 86% of our total staff.

As Mike has described, late in the first quarter, and moving into the second quarter, we instituted several programs designed to drive greater productivity throughout our organization. We look forward to these programs having a positive impact on the third quarter and beyond.

Our first quarter SG&A expense amounted to $16.3 million or 18.2% of total revenue. Included in this total was approximately $1.2 million of severance expenses related to the departure of several sales and management level personnel, and expenses paid to outside consultants engaged by the Board of Directors. Absent these expenses, SG&A during the first quarter was $15.1 million or 16.9% of total revenue. This compares to 16.7% reported for the first quarter of 2006. As a result of the cost reduction actions taken during the first quarter, we expect SG&A costs to decline during the second quarter. As Mike pointed out, however, beyond the second quarter, we expect to invest additional dollars in certain areas of our company to reinvigorate revenue growth.

From a balance sheet perspective, our accounts receivable balance of $65.3 million at the end of the first quarter was up compared to $64.2 million reported at the end of the fourth quarter.

Days sales outstanding of 63 days compared favorably to 69 days at the end of the fourth quarter.

We finished the quarter with $8.3 million of outstanding debt, up from $2.7 million at the end of the fourth quarter. This increase was primarily due to the quarter ending at the end of a payroll cycle.

Our credit facility had total availability of $38.4 million at the end of the quarter, leaving us with unused capacity of $30.1 million. The level of available borrowings under this facility will continue to fluctuate as our receivables collateral base fluctuates. We believe our unused credit facility can support the operating needs of our company.

As we move into the second quarter of 2007, we expect to continue our focus on gross margin improvement. In addition, we intend to reinvigorate growth through increased productivity and targeted geographic investments. With these changes, we look forward to improving operating results.

With that I’ll turn the call back over to Mike.

Mike LaVelle:

Thank you Dave, now we’ll take your questions.

            * * *

Mike LaVelle (at conclusion of question and answer session):

That concludes the call. In closing, I’d like to thank you all for participating in the call this morning. I’m excited about the plans we have for the Company and I will keep you posted.